SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     KNOW ALL MEN BY THESE PRESENTS that Erika Bender (hereinafter “Bender”) and USA Technologies, Inc., a Pennsylvania Corporation (hereinafter “USAT”), desire to amicably and fully and finally to settle all matters between them and hereby agree as follows:

     1. For and in consideration of the total gross sum of Thirty-Six Thousand Dollars ($36,000.00), payable with $18,000 in cash and $18,000 in USAT restricted stock, Bender does hereby remise, release and forever discharge USAT and Stitch Networks Corporation, a Delaware Corporation, and their past, present and future successors, assigns, trustees, officers, directors, employees, insurers, attorneys and agents (hereafter the “Released Parties”), of and from all actions, causes of action, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown which Bender ever had or now has against the Released Parties. This Release specifically includes, but is not limited to:

     a. all claims that were asserted by Bender, or could have been asserted by Bender, in the court action filed by her in the Court of Common Pleas of Chester County, Pennsylvania, No. 04-08644(hereinafter the “court action”);

     b. any and all claims related in any way to Bender’s employment with USAT and for the termination of Bender’s employment with USAT;

     c. any and all rights, interests, and claims under USAT’s policies, procedures, manuals and handbooks;

     d. any and all claims for wages and benefits (including without limitation salary, commissions, vacation pay, severance pay, expenses, incentive pay, disability pay, pay differential, pay continuation, health and welfare benefits and bonuses);

     e. any and all claims under the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Wage and Hour Law and the U.S. Fair Labor Standards Act;

     f. any and all claims for alleged discrimination or harassment on the basis of age, race, religion, sex, national origin, color, creed, citizenship, sexual orientation and/or disability, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under The Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et. seq. the Older Workers Benefit Protection Act; Title VII of the U.S. Civil Rights Act of 1964; the U.S. Civil Rights Act of 1991; the U.S. Americans with Disabilities Act; the Pennsylvania Human Relations Act; and any claims for retaliation thereunder;

     g. any and all claims under any federal or state statute relating to Bender’s benefits or pensions, including, but not limited to, claims under the Employee Retirement Income Security Act of 1974 (“ERISA”);

     h. any claims under the Family and Medical Leave Act of 1993 and/or any other similar state or local laws;

     i. any claims under the Worker Adjustment and Retraining Notification Act and/or any other similar state or local laws;

     j. any and all claims for breach of contract;

     k. any and all claims in tort;

     l. any and all claims for equitable relief, including reinstatement, accounting or injunctive relief;

     m. any and all claims for any type of damages, including but not limited to back pay, front pay, compensatory damages and punitive damages; and

     n. any and all claims for attorney’s fees and costs.

     2. Notwithstanding the other terms of this Release, Bender does not remit, release or discharge any rights or claims to the shares of USAT stock previously issued to Bender prior to the signing of this Release. Likewise, Bender does not remit, release or discharge her rights under the stock option certificate granted to Bender by USAT dated May 14, 2002. Bender may exercise the options so granted by that certificate pursuant to the terms and conditions of such certificate. It is specifically agreed that such terms and provisions survive this Settlement Agreement and Release. Bender does release the Released Parties for any and all claims relating to the granting of those stock options, her previous purchase of USAT stock and any and all claims relating to the purchase of USAT stock pursuant to those stock options.

     3. Bender understands that the $36,000 settlement will be payable as follows: (a) cash payment to Bender in the amount of $18,000 upon execution and delivery to USAT’s counsel of this Settlement Agreement and Release; and (b) the delivery to Bender of shares of restricted USAT common stock having a value of $18,000 within five (5) business days of the execution and delivery to USAT’s counsel of this Settlement Agreement and Release. The shares will be valued based upon the average closing bid price of the USAT Common Stock for the thirty (30) trading days immediately preceding the date of the delivery by Bender of this executed Settlement Agreement and Release. Bender understands that the USAT Common Stock to be delivered to her represents restricted stock as such term is defined under Rule 144 promulgated under the Securities Act of 1933 (the “Act”). Bender also understands that the USAT Common Stock cannot be sold or transferred by her unless and until the shares are registered under the Act or pursuant to an exception from registration. USAT agrees to include the USAT Common Stock issued to Bender in its next registration statement to be filed by USAT under the Act. Bender understands that she can only sell the stock upon the earlier of the following two events: (1) the effective date of the next registration statement filed by USAT with the Securities and Exchange Commission; or (2) one year after the stock is transferred by USAT to Bender pursuant to Rule 144 promulgated under the Act.

     4. Bender understands that USAT will issue a Form 1099 to Bender for the above referenced payment and Bender will be responsible for payment of all taxes due for the payment. Bender acknowledges that she is responsible for all tax obligations, including but not limited to reporting and payment of all income or other taxes arising out of the payments hereunder. Bender agrees to indemnify USAT for any taxes, interest, penalties and costs assessed against USAT as a result of her tax reporting and payment responsibilities on any of the payments made under this Agreement and Release.

     5. Bender agrees that she will dismiss the court action with prejudice.

     6. Bender further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceedings against USAT, its successors, assigns, trustees, directors, officers, employees and agents involving any matter occurring at any time in the past, Bender will not seek or accept any personal relief in such civil action, suit or proceeding.

     7. Bender understands that this Release extends to all of the aforementioned claims and potential claims which arose on or before the date this Release is executed, including pre- and post- employment causes of action whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. Bender understands and acknowledges the significance and consequence of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

     8. Bender hereby agrees and recognizes that her employment relationship with USAT has been permanently and irrevocably severed. Bender agrees that she shall not apply for or otherwise seek any future employment with USAT or any parent or subsidiary corporation of USAT. USAT shall have no obligation to consider Bender for employment, even if she applies, or to employ her in the future in any capacity. Bender agrees that breach of the terms of this section will constitute a waiver of any and all claims or causes of action she may make at any future time against USAT or its successors, assigns, directors, officers, employees and agents.

     9. Bender agrees and understands that confidentiality is of the utmost importance to USAT and, therefore, Bender agrees that the terms of this Release shall remain confidential. Neither Bender nor any of her agents or representatives will disclose directly or indirectly any information concerning the terms of this Release or such subject matter to anyone except her spouse, personal financial tax advisors and/or attorneys, if any, or unless pursuant to a lawful order of court. Bender shall advise all persons receiving such disclosure that it is confidential and is not to be redisclosed. Should it be required or necessary, Bender may disclose the Release to the Internal Revenue Service or other taxing authority.

     10. Bender acknowledges and agrees that the foregoing confidentiality provisions are a material and significant part of the consideration of this Release and that any violation of the confidentiality provisions shall be considered a material breach of this Release.

     11. The Release may be pleaded as full bar to the enforcement of any claim which Bender brings against USAT which either in form or substance is based on matters covered by this Release.

     12. Bender understands and acknowledges that this Release is contractual and not a mere recital. Consequently, Bender expressly consents that said Release shall be given full force and effect according to each and all of its express terms and provisions, and that they shall be binding upon her as well as her heirs, executors, successors, administrators and assigns.

     13. Bender hereby agrees and warrants that she is acting of her own free will; that she has read and fully understands all of the provisions and effects of this Release; that she understands she may consult and thoroughly discuss all aspects of this Release with an attorney and that she has been provided that opportunity; and that she is executing this Release voluntarily and with full knowledge of its contents. Bender intends that this Release shall not be subject to any claim for duress.

     14. Bender agrees and acknowledges that this Release shall not be construed to be an admission of liability or the violation of any federal, state, or local statute or regulation or of any duty.

     15. If any provisions of this Release shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any provisions contained in this Release are in conflict with any applicable statute, rule of law, or regulation, then such provision shall be deemed inoperative to the extent that they may conflict with and shall be deemed modified to conform with such statute, rule of law, or regulation.

     16. In exchange for Bender’s release of all claims as outlined herein, and for Bender’s agreement to settle, discontinue and end the court action, USAT agrees to remise, release and forever discharge Bender and her heirs from all past, present and future actions, causes of action, demands, or claims of any kind, whether in law or in equity, known or unknown which USAT ever had, now has, or will have, as against

Bender arising from her employment with USAT and the termination of that employment.

     17. The Release shall be governed and construed under the laws of the Commonwealth of Pennsylvania.

     18. This Mutual Release and Settlement Agreement may be signed in counterparts.

     19. Facsimile signature on this Mutual Release and Settlement Agreement shall be valid as originals.

     IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned have caused this Release to be executed on the day and year written.

SWORN TO AND SUBSCRIBED BEFORE ME THIS 22d DAY OF SEPTEMBER 2006.
/s/ ERIKA BENDER
Erika Bender

NOTARY PUBLIC	USA TECHNOLOGIES, INC.
SWORN TO AND SUBSCRIBED BEFORE ME THIS 13th DAY OF SEPTEMEBR 2006.

By:/s/STEPHEN P. HERBERT
Stephen P. Herbert, COO
NOTARY PUBLIC